EXHIBIT 99.1
LA JOLLA PHARMACEUTICAL COMPANY
REPORTS SECOND QUARTER AND YEAR-TO-DATE
FINANCIAL RESULTS
SAN DIEGO, AUGUST 3, 2006 — La Jolla Pharmaceutical Company (Nasdaq: LJPC) reported a net loss for the second quarter ended June 30, 2006 of $9.3 million, or $0.29 per share (on 32.5 million weighted average shares), compared to a net loss of $6.3 million, or $0.42 per share (on 14.8 million weighted average shares), for the second quarter of 2005. The net loss for the six months ended June 30, 2006 was $20.2 million, or $0.62 per share (on 32.5 million weighted average shares), compared to a net loss of $15.4 million, or $1.07 per share (on 14.3 million weighted average shares), for the same period in 2005.
Research and development expenses increased to $8.2 million for the three months ended June 30, 2006 from $5.2 million for the same period in 2005. The increase was primarily due to an increase in Riquent®-related drug production expenses as well as share-based compensation expense of approximately $0.7 million recorded in the second quarter of 2006 in connection with the adoption of Statement of Financial Accounting Standard No.123R, Share-Based Payment (SFAS 123R), on January 1, 2006.
Research and development expenses increased to $16.1 million for the six months ended June 30, 2006 from $12.5 million for the same period in 2005. The increase was primarily due to an increase in Riquent®-related drug production and clinical trial expenses. In addition, the increase was due to share-based compensation expense of approximately $1.1 million recorded in the first and second quarters of 2006 in connection with the adoption of SFAS 123R. These increases were partially offset by a decrease in termination benefits, mainly severance, of approximately $0.9 million recorded in March 2005 in connection with the termination of 44 research and development personnel, and the savings in salaries and related expenses as a result of this reduction in personnel.
General and administrative expenses increased to $1.9 million for the three months ended June 30, 2006 from $1.2 million for the same period in 2005. The increase was primarily due to share-based compensation expense of approximately $0.6 million recorded in the second quarter of 2006 in connection with the adoption of SFAS 123R. The increase was also due to an increase in consulting and professional outside services.
General and administrative expenses increased to $5.6 million for the six months ended June 30, 2006 from $3.1 million for the same period in 2005. The increase was primarily due to share-based compensation expense of approximately $1.9 million recorded in the first and second quarters of 2006 in connection with the adoption of SFAS 123R. The increase was also due to the expense recorded in the first quarter of 2006 for severance to the former Chairman and Chief Executive Officer and an increase in consulting and professional outside services. These increases were partially offset by a decrease in termination benefits, mainly severance, of approximately $0.4 million recorded in March 2005 in connection with the termination of 16 general and administrative personnel, and the savings in salaries and related expenses as a result of this reduction in personnel.
Cash, cash equivalents and short-term investments as of June 30, 2006 were $57.0 million compared to $72.9 million as of December 31, 2005.
La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people around the world. The Company is developing Riquent® for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The Nasdaq Global Market under the symbol LJPC. For more information about the Company, visit its website: http://www.ljpc.com.
The forward-looking statements in this press release involve and will involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The results from our clinical trials of Riquent, our drug candidate for the treatment of systemic lupus erythematosus (lupus), and any other drug candidate that we may develop, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or Europe, and we may be required to conduct additional clinical studies to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will be sufficient to obtain marketing approval. The analysis of the data from our Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to its secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories and will likely be reviewed as part of the Riquent approval process. Our SSAO inhibitor program is at a very early stage of development and involves comparable risks. We depend on patents and other proprietary rights, and our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review additional risks described in our Annual Report on Form 10-K for the year ended December 31, 2005, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

La Jolla Pharmaceutical Company
Condensed Consolidated Financial Statements (in thousands, except per share data)
Summary of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2006	2005	2006	2005
Research and development expenses	$8,187	$5,182	$16,077	$12,530
General and administrative expenses	1,900	1,235	5,625	3,143

Total expenses	10,087	6,417	21,702	15,673

Loss from operations	(10,087)	(6,417)	(21,702)	(15,673)

Interest income	750	193	1,510	343
Interest expense	(8)	(30)	(21)	(66)

Net loss	$(9,345)	$(6,254)	$(20,213)	$(15,396)

Basic and diluted net loss per share	$(0.29)	$(0.42)	$(0.62)	$(1.07)

Shares used in computing basic and diluted net loss per share	32,503	14,781	32,491	14,333
Balance Sheet Information

	June 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Cash, cash equivalents, and short-term investments	$57,018	$72,877

Other assets	8,554	8,051

Total assets	$65,572	$80,928

Liabilities and Stockholders’ Equity
Liabilities	$5,501	$3,798

Stockholders’ equity	60,071	77,130

Total liabilities and stockholders’ equity	$65,572	$80,928